Exhibit 99.1

JAKKS Pacific® Reports Third Quarter 2009 Results

MALIBU, Calif.--(BUSINESS WIRE)--October 21, 2009--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s third quarter and first nine months ended September 30, 2009.

Net sales for the third quarter were $351.4 million, compared to $357.8 million in the third quarter of 2008; and net sales for the first nine months of 2009 were $604.9 million, compared to $634.1 million for the first nine months of 2008. Net income for the third quarter of 2009 was $33.7 million, or $1.06 per diluted share, compared to net income of $54.1 million, or $1.70 per diluted share, reported in the third quarter of 2008. For the nine month period JAKKS reported a net loss of $383.7 million, or $14.11 per diluted share, compared to earnings for the first nine months of 2008 of $59.2 million, or $1.88 per diluted share.

On a non-GAAP basis, 2009 net sales for the third quarter were $351.4 million and $605.5 million for the nine month period, compared to non-GAAP net sales of $357.8 million and $634.1 million for the third quarter and first nine months of 2008, respectively. On a non-GAAP basis, JAKKS net income for the third quarter was $35.9 million, or $1.13 per diluted share, compared to non-GAAP net income of $46.6 million, or $1.47 per diluted share in the third quarter of 2008. Non-GAAP net income for the first nine months of 2009 was $24.3 million, or $0.83 per diluted share, compared to non-GAAP net income of $53.4 million, or $1.70 per diluted share for the first nine months of 2008.

2009 GAAP results include the following, which were excluded from the non-GAAP results noted above:

  Pre-tax non-cash goodwill impairment charge of $407.1 million due to the sustained decline in the Company’s market capitalization pursuant to the applicable accounting rule, SFAS 142, taken in the second quarter of 2009.
  Pre-tax non-cash impairment charge of $8.2 million related to certain of the Company’s under-utilized trademarks, taken in the second quarter of 2009.
  Pre-tax charge to royalty expense of $33.2 million was taken in the second quarter of 2009 and $0.2 million in the third quarter of 2009 related to abandoned or underperforming licenses; $19.7 million is non-cash and $13.7 million is expected to be paid out to third parties through 2011.
  Pre-tax charge to cost of goods of $23.3 million was taken in the second quarter of 2009 and $2.9 million in the third quarter of 2009 related to the impairment of inventory, of which $17.4 million is non-cash and $8.8 million is expected to be paid out to third parties during the remainder of 2009.
  Pre-tax non-cash charge of $2.3 million related to the write-off of obsolete tools and molds was taken in the second quarter of 2009.
  Pre-tax charge of $1.3 million related to the recall of one of the Company’s products, taken in the second quarter of 2009.
  Pre-tax non-cash charge of $23.5 million related to the reduction to the receivable from our video game joint venture with THQ as a result of the recent arbitration decision, which reduced JAKKS’ preferred return payment rate from 10% to 6% of the joint venture’s net sales, of which $22.5 million was taken in the second quarter of 2009 and $1.0 million was taken in the third quarter of 2009.

2008 GAAP results include the following, which were excluded from the non-GAAP results noted above:

  Pre-tax non-cash impairment charge of $9.1 million related to certain of the Company’s under-utilized trademarks in the third quarter of 2008.
  Tax benefits related to the reversal of prior tax accruals of $13.3 million in the third quarter of 2008.
  FIN 48 tax credit in the third quarter of 2008 which consisted of a $3.1 million credit to interest expense and a $2.0 million credit to penalty expense.
  Pre-tax non-cash charge to cost of goods of $2.7 million related to the impairment of inventory in the third quarter of 2008 and $3.9 million for the nine month period of 2008.
  Pre-tax non-cash charge to royalty expense of $1.9 million related to abandoned or underperforming licenses in the third quarter of 2008 and $2.4 million for the nine month period of 2008.

The goodwill impairment charge taken earlier this year does not affect the Company’s liquidity or business operations, and is not expected to limit or change its ability to continue to generate positive future cash flows from these intangible assets.

“In this challenging retail environment, we have been focused on executing on our restructuring plan,” said Jack Friedman, Chairman and Co-CEO. “In October we began consolidating operations in Hong Kong and New York, and also carried out headcount reductions Company-wide. Our goal is to streamline processes, reduce costs and lower capital expenditures in order to enhance profitability in this retail environment.”

Stephen Berman, JAKKS Co-CEO and president, continued, “We have been analyzing every area of our business, shipping our Fall line into retail, and developing our portfolio for 2010. We previewed next year’s line to buyers at JAKKS’ 2010 Fall Toy Preview held at our new Santa Monica Showroom during the past two weeks, and it was very well received by our licensors and retailer partners from every sales channel.”

Operations provided cash in the third quarter of $35.9 million. As of September 30, 2009, our working capital was $322.5 million, including cash and equivalents and marketable securities of $154.0 million, and we continue to evaluate potential acquisition opportunities while executing on extensive cost savings and internal growth initiatives.

While there is no certainty about the level of sales for the holiday season, at this point we still believe that our previously announced guidance is achievable. For the 2009 fiscal year the Company is expecting GAAP net sales of approximately $810 million, with a net loss on a GAAP basis of $378.0 million, or $13.72 per share, and is expecting non-GAAP net sales of approximately $810.7 million, with net income on a non-GAAP basis of $30.0 million, or $1.01 per diluted share.

Use of Non-GAAP Financial information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including net sales information that excludes recall items, and expense information that excludes intangible asset impairment charges and license and inventory impairment charges, among others. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these non-GAAP financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operation results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call at 4:45 p.m. Eastern time (1:45 p.m. Pacific time) today. To listen to the live webcast, go to the Investors section of www.jakks.com, and click on the earnings webcast link under Events and Presentations at least 15 minutes early to register, download and install any necessary audio software. A telephonic playback can be accessed approximately one hour after the webcast ends by calling (888) 843-8996 or (630) 652-3044 for international callers, passcode “6636542.” The webcast and telephonic playback will be archived for 30 days.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets®, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet®, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, World Wrestling Entertainment®, Ultimate Fighting Championship®, Graco® and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$153,795	$169,520
Marketable securities	201	195
Accounts receivable, net	251,631	147,587
Inventory, net	71,145	87,944
Income taxes receivable	26,823	22,288
Deferred income taxes	83,884	17,993
Prepaid expenses and other current assets	22,826	29,670
Total current assets	610,305	475,197

Property and equipment	85,856	81,412
Less accumulated depreciation and amortization	60,117	52,914
Property and equipment, net	25,739	28,498

Goodwill, net	-	427,693
Trademarks & other assets, net	45,035	43,552
Investment in video game joint venture	527	53,184
Total assets	$681,606	$1,028,124

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$154,346	$119,629
Reserve for sales returns and allowances	35,503	23,317
Income taxes payable	-	7,190
Short-term debt	98,000	-
Total current liabilities	287,849	150,136

Long term debt	-	98,000
Other liabilities	6,732	2,112
Income taxes payable	4,686	4,686
Deferred income taxes	17,135	26,237
	28,553	131,035
Total liabilities	316,402	281,171

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	294,711	292,809
Retained earnings	74,693	458,345
Accumulated other comprehensive income (loss)	(4,228)	(4,229)
	365,204	746,953
Total liabilities and stockholders' equity	$681,606	$1,028,124

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2009
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008
	(In thousands, expect per share data)

Net sales	$351,438	$357,824	$604,932	$634,050
Less cost of sales
Cost of goods	195,096	188,020	354,074	330,693
Royalty expense	32,487	36,650	90,595	64,307
Amortization of tools and molds	8,146	4,089	13,649	10,486
Cost of sales	235,729	228,759	458,318	405,486
Gross profit (loss)	115,709	129,065	146,614	228,564
Direct selling expenses	17,729	21,390	42,764	45,834
Selling, general and administrative expenses	38,255	38,433	116,014	103,250
Depreciation and amortization	7,379	2,828	12,895	8,392
Write-down of other intangible assets	-	9,076	8,221	9,076
Write-down of goodwill	-	-	407,125	-
Income (loss) from operations	52,346	57,338	(440,405)	62,012
Other income (expense):
Profit from video game joint venture	(1,919)	743	(21,924)	4,470
Interest income	29	709	277	2,802
Interest expense, net of benefit	(1,267)	2,013	(3,800)	(1,187)
Income (loss) before provision (benefit) for income taxes	49,189	60,803	(465,852)	68,097
Provision (benefit) for income taxes	15,480	6,658	(82,200)	8,919
Net income (loss)	$33,709	$54,145	$(383,652)	$59,178
Earnings (loss) per share - diluted (basic)	$1.06	$1.70	$(14.11)	$1.88
Shares used in earnings (loss) per share	32,505	32,257	27,193	32,728

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Results
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008
	(In thousands, expect per share data)

Net sales	$351,438	$357,824	$604,932	$634,050
Change in net sales - recall	610	-	610	-
Non-GAAP net sales	$352,048	$357,824	$605,542	$634,050

Income (loss) from operations as reported	$33,709	$54,146	$(383,652)	$59,178

Non-GAAP adjustments:
Change in net sales - recall	-	-	610	-

Changes in cost of sales:
Impairment of inventory	2,186	2,663	25,534	3,878
Impairment of inventory - recall	-	-	658	-
Write-down of abandoned/underperforming licenses	143	1,949	33,366	2,381
Total changes in cost of sales	2,329	4,611	59,558	6,259

Other G&A Expenses
Write-down of Other Intangible Assets	-	9,076	8,221	9,076
Write-down of Joint Venture receivable	1,045	-	23,544	-
Write-down of Goodwill	-	-	407,125	-
Write-off of obsolete tools and molds	-	(1,975)	2,316	(1,975)
Interest Expense		(3,147)		(2,288)
Tax impact of above items	(1,146)	(16,073)	(93,432)	(16,891)

Total non-GAAP adjustments	2,227	(7,508)	407,942	(5,818)

Non-GAAP income (loss) from continuing operations	$35,936	$46,638	$24,290	$53,360

Non-GAAP earnings (loss) per share - diluted:	$1.128	$1.469	$0.826	$1.698
Shares used in earnings per share diluted	32,505	32,257	32,093	32,728

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation GAAP to Non-GAAP Annual Guidance
Condensed Statements of Income (Unaudited)
(In thousands, expect per share data)

FY 2009

Net sales	$810,051
Change in net sales - recall	610
Non-GAAP net sales	$810,661

Income (loss) from operations as reported	$(378,000)

Non-GAAP adjustments:
Change in net sales- recall	610

Changes in cost of sales:
Impairment of inventory	25,534
Impairment of inventory - recall	658
Write-off of abandoned/underperforming licenses	33,366
Total changes in cost of sales	59,558

Other G&A Expenses
Write-down of Other Intangible Assets	8,221
Write-down of Joint Venture receivable	23,544
Write-down of Goodwill	407,125
Write-off of obsolete tools and molds	2,316
Tax impact of above items	(93,432)

Total non-GAAP adjustments	407,942

Non-GAAP income (loss) from continuing operations	$29,942

Non-GAAP earnings (loss) per share - diluted:	$1.01
Shares used in earnings per share diluted	32,444

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
Joel Bennett, 310-455-6210